Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Velocity Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share(2)	Other(3)	1,760,000	$16.48(3)	$29,004,800	0.0001531	$4,441
Equity	Common stock, par value $0.01 per share(4)	Other(3)	575,285	$16.48(3)	$9,480,697	0.0001531	$1,452
Total Offering Amounts					$38,485,497		$5,893

Total Fee Offsets							—

Net Fee Due							$5,893

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Velocity Financial, Inc. (the “Company” or the “Registrant”) which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Covers shares of Common Stock approved for issuance under the Velocity Financial, Inc. Amended and Restated 2020 Omnibus Incentive Plan.
(3)

Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $16.48 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 23, 2025.

(4)	Covers shares of Common Stock for issuance under the Velocity Financial, Inc. Employee Stock Purchase Plan.